Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No.1 to the Registration Statement (No. 333-168506) on Form S-1 of USA Technologies, Inc. of our report dated September 21, 2010, relating to our audits of the consolidated financial statements and financial statement schedules for 2010, 2009 and 2008, which appear in the Annual Report on Form 10-K of USA Technologies, Inc. for the year ended June 30, 2010.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP

New York, New York
October 12, 2010